Exhibit 10.40

SECOND AMENDMENT TO

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Second Amendment (this “Amendment”) to Severance and Change in Control Agreement is made as of June 6, 2014. This Amendment amends the Severance and Change in Control Agreement, dated as of July 3, 2007, as amended as of December 22, 2008, by and between Ambrx, Inc., a Delaware corporation (the “Company”) and Cris Calsada (“Executive”) (the “Agreement”). This Amendment will be effective upon the closing of the initial public offering of the Company.

The Agreement is hereby amended as follows:

1.	Section 1(a)(ii) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)    Termination Without Cause or By Executive For Good Reason In Connection With Change in Control. If Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason within three (3) months prior to a Change in Control, or on or within twelve (12) months following a Change in Control, Executive shall be entitled to receive, subject to Executive’s compliance with Sections 3, 4 and 5 and in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(A)

Subject to Executive’s continued compliance with Sections 3, 4 and 5, if Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason within three (3) months prior to a Change in Control, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (1) nine (9), multiplied by (2) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be paid to Executive in a lump sum payment on a date determined by the Company within fifteen (15) days following the date of such Change in Control;

(B)

Subject to Executive’s continued compliance with Sections 3, 4 and 5, if Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason on or within twelve (12) months following a Change in Control, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (1) nine (9), multiplied by (2) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be paid to Executive in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service;

(C)

Subject to Executive’s continued compliance with Sections 3, 4 and 5, Executive shall be entitled to receive Executive’s target annual bonus under such bonus plan or plans in effect at the time of Executive’s Separation from Service, prorated to reflect nine (9) months of service, without regard to the number of months Executive was employed in the year of Separation from Service. Such severance benefit shall be paid to Executive in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service;

(D)

Subject to Executive’s continued compliance with Sections 3,4 and 5, Executive shall be entitled to receive a payment equal to: (x) nine (9), multiplied by (y) the monthly premium Executive would have been required to pay for continuation coverage pursuant to COBRA for Executive and her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service (calculated by reference to the premium as of the date of termination) (provided that Executive shall be solely responsible for all matters relating to her continuation of coverage pursuant to COBRA, including, without limitation, her election of such coverage and her timely payment of premiums). Such severance benefit shall be paid to Executive in a lump sum payment on the sixtieth (60th) day following the date of Executive’s Separation from Service. For the avoidance of doubt, the Company shall not be required to pay any tax gross-up payment with respect to such lump sum cash payment; and

(E)

Subject to Executive’s continued compliance with Sections 3, 4 and 5, Executive shall be entitled to receive a lump sum cash payment of $10,000 for executive-level outplacement services, payable on the later of (1) the sixtieth (60th) day following the date of Executive’s Separation from Service, or (2) on a date determined by the Company within fifteen (15) days following the date of such Change in Control. For the avoidance of doubt, the Company shall not be required to pay any tax gross-up payment with respect to such lump sum cash payment.”

2.	The Agreement, as amended herein, shall remain in full force and effect.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

CRIS CALSADA

Dated:	June 6, 2014	/s/ Cris Calsada
Address:

AMBRX, INC.

Dated:	June 6, 2014	By:	/s/ Lawson Macartney
		Name:	Lawson Macartney
		Title:	President and Chief Executive Officer